EXHIBIT 10.8

FFE Transportation Services Inc.
Restated Wrap Plan

(Effective January 1, 2008)

Note-  This replaces Exhibit 10.1 to our Current Report on Form 8-K filed on March 5, 2008.  It is refiled here to correct certain typographical errors.

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ARTICLE I

PURPOSE OF THE PLAN

The Company sponsors and maintains a 401(k) Wrap Plan which was adopted and effective prior to the effective date of Internal Revenue Code section 409A.  By action of its Board of Directors, the Company has approved and adopted this Restated Wrap Plan effective January 1, 2008 (the “Plan”) which is intended to comply, and shall be interpreted in a manner to comply in all respects with Code Section 409A.  The Plan shall govern the terms and conditions under which certain select management and highly compensated employees of the Participating Employers covered under the Savings Plan for Employees of Frozen Food Express Industries, Inc. (the "Savings Plan") may accumulate deferred compensation which cannot be accumulated under the Savings Plan because of the limitations on deferrals under Code Section 402(g) (the "Deferral Limit"), the limitations on annual additions under Code Section 415 (the "415 Limit"), the limitations on tax-qualified pension plan benefits under Code Section 401(a)(17) (the "Pay Cap"), and because Savings Contributions and Employer Contributions have been required to be returned under the Savings Plan because of the nondiscrimination rules under Code Section 401(k)(3) ("ADP Restrictions") or 401(m)(2) ("ACP Restrictions"), for all periods commencing as of January 1, 2008.

This Plan is intended to be "a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of Sections 201(2) and 301(a)(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") and shall be interpreted and administered in a manner consistent with that intent.

ARTICLE II

DEFINITIONS

2.1	ACCOUNT means those separate accounts established and maintained under the Plan in the name of each Participant as required pursuant to the provisions of Article VII.

2.2	ADP RESTRICTIONS AND ACP RESTRICTIONS means the nondiscrimination rules under Code Sections 401(k)(3) and 401(m)(2).

2.3
AFFILIATE means any company which is included within a "controlled group of corporations" as determined under Code Section 1563 (without regard to subsections (a)(4) and (e)(3)(C) of such Section 1563) and Code Section 409(l)(4), with the Company.

2.4	BENEFICIARY means a Participant's beneficiary or beneficiaries identified under the Savings Plan.

2.5	BOARD means the Board of Directors of FFE Transportation Services, Inc.

2.6	BONUS means the bonus paid on either a monthly, quarterly or annual basis by a Participating Employer to an Eligible Employee, but shall not include any Performance Bonus.

2.7	CODE means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

2.8	COMMITTEE means the Committee appointed by the Board to administer the Plan.

2.9	COMPANY means FFE Transportation Services, Inc., or any company which is a successor as a result of merger, consolidation, liquidation, transfer of assets, or other reorganization.

2.10	COMPENSATION means "Compensation" as that term is defined in the Savings Plan, without regard to the Pay Cap.

2.11	DEFERRAL LIMIT means the limitations on deferrals under Code Section 402(g).

2.12	DISABILITY means the Participant:

(A)
is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

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(B)
is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

2.13	EARLY RETIREMENT means Termination of Employment following attainment of age 55 with ten (10) Years of Service (as determined in accordance with the provisions of the Savings Plan).

2.14	EFFECTIVE DATE means January 1, 2008.

2.15
ELIGIBLE EMPLOYEE means, for any Plan Year (or applicable portion thereof), a person employed by a Participating Employer who (i) is determined by the Committee to be a member of a select group of management or highly compensated employees, (ii) who is designated by the Committee to be eligible under the Plan, and (iii) who is a participant in the Savings Plan.  The Committee shall notify those individuals, if any, who will be Eligible Employees prior to the Plan Year in which they will become Eligible Employees.  If the Committee determines that an employee first becomes an Eligible Employee during a Plan Year, the Committee shall notify such employee of its determination and of the date during the Plan Year on which the employee shall first become an Eligible Employee.

2.16
EMPLOYER CONTRIBUTION means those contributions by the Participating Employers to the Savings Plan for a Plan Year on account of the Savings Contributions made during that Plan Year by the participants in the Savings Plan.

2.17	ENTRANCE DATE means the "Entrance Date" as that term is defined in the Savings Plan.

2.18	EXCESS CONTRIBUTION means those contributions by Participating Employers to the Savings Plan for a Plan Year that are in excess of the 415 Limit.

2.19	415 LIMIT means the limitations on annual additions under Code Section 415.

2.20
LEAVE OF ABSENCE means military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract. For purposes of this Section 2.21, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.

2.21
NONQUALIFIED EMPLOYER MATCHING CONTRIBUTION means an amount contributed by the Participating Employers, pursuant to the provisions of Article V, on account of the Participant's Nonqualified Savings Contribution.

2.22	NONQUALIFIED EMPLOYER DISCRETIONARY CONTRIBUTION means an amount contributed by a Participating Employer pursuant to the provisions of Article VI.

2.23
NONQUALIFIED EXCESS CONTRIBUTIONS means an amount contributed by a Participating Employer, pursuant to the provisions of Article VI, in an amount equal to the Excess Contributions made to a Participant's account in the Savings Plan.

2.24
NONQUALIFIED SAVINGS CONTRIBUTION means Compensation that is due to be earned and which would otherwise be paid to the Participant, which the Participant elects to defer under the Plan, determined without regard to the Deferral Limit, the 415 Limit, the Pay Cap or the ADP Restrictions under the Savings Plan, and which is contributed on behalf of each Participant by the Participating Employers pursuant to the provisions of Article IV.

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2.25
PARTICIPANT means any person so designated in accordance with the provisions of Article III, including, where appropriate according to the context of the Plan, any former employee who is or may become (or whose Beneficiaries may become) eligible to receive a benefit under the Plan.

2.26	PARTICIPANT ENROLLMENT AND ELECTION FORM means the form on which a Participant elects to defer Compensation hereunder and on which the Participant makes certain other designations as required thereon.

2.27	PARTICIPATING EMPLOYER means the Company and any Affiliate that adopts the Plan.

2.28	PAY CAP means the limitations on compensation considered in tax-qualified pension plans under Code Section 401(a)(17).

2.29	PERFORMANCE BONUS mean a Participant’s annual bonus under the 2006 Management Incentive Bonus Plan that qualifies as performance-based compensation as determined under Code Section 409A.

2.30
PHANTOM SHARE means a fictitious share of the common stock of Frozen Food Express Industries, Inc. which carries with it certain rights and benefits as described herein but which does not entitle the holder thereof either to equity rights or voting rights in Frozen Food Express Industries, Inc.

2.31	PLAN means this FFE Transportation Services, Inc. Wrap Plan (As Restated January 1, 2008).

2.32	PLAN YEAR means the "Plan Year" as that term is defined in the Savings Plan.

2.33	RETIREMENT means Termination of Employment after attainment of age 65, as determined in accordance with the provisions of the Savings Plan.

2.34
SAVINGS CONTRIBUTION means those contributions by the Company to the Savings Plan for a Plan Year on behalf of and on account of the qualified cash or deferral elections within the meaning of Code Section 401(k) made by the participants in the Savings Plan.

2.35	SAVINGS PLAN means the Savings Plan for Employees of Frozen Food Express Industries, Inc.

2.36
SPECIFIED EMPLOYEE means (i) an officer of an Employer earning more than $135,000 per year, as adjusted from time to time in accordance with Internal Revenue Service guidelines, (ii) a five per cent (5%) owner of a Participating Employer, or (iii) a one percent (1%) owner of a Participating Employer having Compensation from the Participating Employer of more than $150,000, all as determined in accordance with Sections 409A and 416(i) of the Code and applicable Treasury Regulations issued thereunder.

2.37
TERMINATION OF EMPLOYMENT means a termination of an Participant’s employment with the Company in accordance with the Company’s policies and procedures which is not a Leave of Absence; provided, however, that the Company and the Participant reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company if the Participant has been providing services to the Company for less than 36 months).

2.38	TRANSFER DATE means the date on which amounts credited to each Participant's Account for the Plan Year are transferred to the Savings Plan.

2.39	VALUATION DATE means each business day.

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ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1
REQUIREMENTS.  Every Eligible Employee that is a Participant in the Plan as of the Effective Date shall continue to participate therein.  Every other Eligible Employee shall be eligible to become a Participant on the first Entrance Date occurring on or after the date on which he or she becomes an Eligible Employee.  No individual shall become a Participant, however, if he or she is not an Eligible Employee on the date his or her participation is to begin.

Participation in the Plan is voluntary.  In order to participate, an otherwise Eligible Employee must execute a valid Participant Enrollment and Election Form in such manner as the Committee may require and must agree to make Nonqualified Savings Contributions as provided in Article IV.

3.2
RE-EMPLOYMENT.  If a Participant whose employment with the Participating Employers is terminated is subsequently re-employed, he or she shall become a Participant in the Plan in accordance with the provisions of Section 3.1 of this Article.

3.3
CHANGE OF EMPLOYMENT CATEGORY.  During any period in which a Participant remains in the employ of a Participating Employer, but either ceases to be an Eligible Employee or a participant in the Savings Plan, he or she shall not be eligible to make additional Nonqualified Savings Contributions under the Plan.

ARTICLE IV

NONQUALIFIED SAVINGS CONTRIBUTIONS

4.1
NONQUALIFIED SAVINGS ELECTIONS.  In accordance with rules established by the Committee, a Participant may elect, within the thirty (30) day period prior to the beginning of a calendar year, to make a Nonqualified Savings Contribution with respect to the following Plan Year by use of a Participant Enrollment and Election Form.  The terms of the election form shall provide that the Participant agrees to accept a reduction in whole percentage amounts of either (i) his Compensation, exclusive of any Bonus paid to the Participant (not to exceed 20% of Compensation, excluding Bonuses), and/or (ii) his Bonus, if any, from the Company (up to 100% of the Bonus).  In addition, a participant in the Savings Plan who becomes a Participant during the Plan Year may elect, within thirty (30) days after the date he or she became a Participant, to make a Nonqualified Savings Contribution with respect to the remaining portion of the Plan Year by use of a Participant Enrollment Form.  In addition, a Participant may elect, no later than the date that is six (6) months before the end of the fiscal year, to defer up to 100% of his Performance Bonus for such fiscal year to the Plan (to the extent that the amount of such bonus that is earned for such year remains substantially uncertain at the date of the election to defer it).

4.2	PAYROLL DEDUCTIONS. Nonqualified Savings Contributions shall be made through payroll deductions.

4.3
ADJUSTMENT OF PAYROLL DEDUCTIONS.  The Participant may change the amount of his or her Nonqualified Savings Contribution by delivering to the Committee, prior to the beginning of a calendar year, a new Participant Enrollment and Election Form.  Any amendment or termination of a Participant Enrollment and Election Form shall not be effective until January 1 following the calendar year in which the amendment or termination election is both (i) executed by the Participant and (ii) delivered to the Committee.  Once made, a Nonqualified Savings Contribution payroll deduction election shall continue in force indefinitely, until changed by the Participant on a subsequent Participant Enrollment and Election Form.  The foregoing provisions shall not apply to elections to defer Performance Bonuses in accordance with Section 4.1 hereof.

4.4	TIMING OF CONTRIBUTION. Nonqualified Savings Contributions shall be made at the same time and in the same manner as Savings Contributions.

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ARTICLE V

NONQUALIFIED EMPLOYER MATCHING CONTRIBUTIONS

5.1
NONQUALIFIED EMPLOYER MATCHING CONTRIBUTION PERCENTAGE.  The Participating Employers shall make a Nonqualified Employer Matching Contribution on behalf of a Participant, and on account of the Participant's Nonqualified Savings Contributions for a Plan Year, at the same rate as the Employer Contribution to the Savings Plan for the Plan Year, taking into account the Pay Cap.

5.2	TIMING OF MATCH. Nonqualified Employer Matching Contributions shall be made at the same time and in the same manner as Employer Contributions to the Savings Plan.

ARTICLE VI

NONQUALIFIED EMPLOYER DISCRETIONARY AND EXCESS CONTRIBUTIONS

6.1
NONQUALIFIED EMPLOYER DISCRETIONARY CONTRIBUTION.  In its sole discretion, each Participating Employer may make a Nonqualified Employer Discretionary Contribution on behalf of each Participant, in an amount determined by the Participating Employer in accordance with the following:

(A)	A percentage of each Participant's Compensation for the Plan Year; and/or

(B)	A percentage of some or all of the Participant's Nonqualified Savings Contribution for the Plan Year.

6.2
NONQUALIFIED EXCESS CONTRIBUTION.  In its sole discretion, each Participating Employer may make a Nonqualified Excess Contribution on behalf of each Participant, in an amount equal to the Excess Contributions made to each Participant's Savings Plan accounts.

6.3
TIMING OF CONTRIBUTION.  The Nonqualified Employer Discretionary Contributions and Nonqualified Excess Contributions shall be made as soon as administratively feasible after declared by the Board of Directors of each Participating Employer.

ARTICLE VII

PLAN ACCOUNTS

7.1
ESTABLISHMENT OF ACCOUNTS;  DEEMED INVESTMENT FUNDS.  There shall be established and maintained by the Committee separate Accounts in the name of each Participant, as required and as described in this Article VII.  The Committee shall designate a selection of investment funds, one of which shall be invested in Phantom Shares.  Each Participant’s Accounts may be deemed to be invested in one or more of such investment funds, in multiples of 1%.  The establishment of the investment funds shall be solely for purposes of determining the income, gains and losses to be subsequently credited to each Participant’s Accounts, and the Company is under no obligation to acquire or provide any investment funds.  In crediting the Participant’s Accounts with the Contributions set forth below, the amount of the Contribution shall be divided by the fair market value of a share of the investment fund as of the most recent Valuation Date, or in the case of an investment in Phantom Shares, divided by the Phantom Share value as of the most recent Valuation Date coinciding with the last day of a calendar quarter.

7.2	NONQUALIFIED SAVINGS ACCOUNT. The Committee shall establish an Account to which are credited a Participant’s Nonqualified Savings Contributions.

7.3	NONQUALIFIED EMPLOYER MATCHING CONTRIBUTION ACCOUNT. The Committee shall establish an Account to which are credited a Participant’s Nonqualified Employer Matching Contributions.

7.4	NONQUALIFIED EMPLOYER DISCRETIONARY CONTRIBUTION ACCOUNT. The Committee shall establish an Account to which are credited a Participant’s Nonqualified Employer Discretionary Contributions.

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7.5	NONQUALIFIED EXCESS CONTRIBUTION ACCOUNT. The Committee shall establish an Account to which are credited a Participant's Nonqualified Excess Contributions.

ARTICLE VIII

TRANSFERS TO SAVINGS PLAN

8.1
ACCOUNT TRANSFERS.  A transfer made pursuant to this Article shall not constitute a Payment of Benefits, as that phrase is referenced in Article XI.  As soon as administratively feasible after the end of a Plan Year, but in no event later than 2 1/2 months following the end of that Plan Year, the Committee shall transfer to the Savings Plan:

(A)	The Nonqualified Savings Contributions credited to each Participant's Nonqualified Savings Contribution Account for that Plan Year (inclusive of earnings); and

(B)	The Nonqualified Employer Matching Contributions credited to each Participant's Nonqualified Employer Matching Contribution Account for that Plan Year (inclusive of earnings).

Notwithstanding the above, the amounts so transferred shall be adjusted so that in no event shall an amount be transferred that would cause the Savings Plan to exceed the Deferral Limit, the 415 Limit, the Pay Cap, the ADP Restrictions or the ACP Restrictions under the Savings Plan.  Further, and notwithstanding the above, it is intended that all transfers pursuant to this Article shall satisfy the requirements of the final Treasury Regulations under Section 409A of the Code, and shall not constitute a prohibited acceleration of payments under a non-qualified deferred compensation plan.  Therefore, such transfers shall not otherwise result in a change in the time or form of a payment under this Plan, the change in the amounts deferred under this Plan shall not exceed the change in the amounts deferred as a result of the transfer under the Company’s Savings Plan.

8.2	FREQUENCY OF TRANSFERS. In its sole discretion, the Committee may make multiple transfers under Section 8.1 during the Plan Year.

8.3	RESTRICTION. No transfer shall occur under Section 8.1 unless the terms of the Savings Plan specifically provide that such transfers will be accepted.

8.4
NON-TRANSFERABILITY.  Except as expressly provided in this Article VIII, the Phantom Shares and/or any rights or benefits under the Plan may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process.

ARTICLE IX

ALLOCATION OF FUNDS

9.1
ALLOCATIONS OF CONTRIBUTIONS.  Each Participant's Account shall be credited with Nonqualified Savings Contributions and Nonqualified Employer Matching Contributions in accordance with the allocation provisions of the Savings Plan.  Nonqualified Employer Matching Contributions shall only be allocated to those Eligible Employees who meet the requirements of receiving an allocation of Employer Contributions under the Savings Plan.  As of the last day of the Plan year, each Participant's Account shall be credited with Nonqualified Employer Discretionary Contributions and Nonqualified Excess Contributions in accordance with the allocation method specified by the Participating Employer in accordance with Article 6 of the Plan.  Nonqualified Employer Discretionary Contributions shall only be allocated to those Eligible Employees who are employed on the last business day of the Plan year, and each Eligible Employee who would have been an Eligible Employee on such day but for his death, Disability, Early Retirement, or Retirement during such year.

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9.2
ALLOCATION OF EARNINGS OR LOSSES ON ACCOUNTS.  Each Participant’s Account shall be deemed invested in the investment funds or Phantom Shares, as elected by the Participant in accordance with Section 7.1 of the Plan.  Accounts which are deemed invested in investment funds shall, as a bookkeeping entry, be credited or debited with the increase or decrease in the value of such fund as of each Valuation Date.  Accounts which are deemed invested in Phantom Shares shall, as a bookkeeping entry, be credited or debited with the increase or decrease in the price of a share of common stock of Frozen Food Express Industries, Inc. as quoted on the American Stock Exchange as of the last day of each calendar quarter.  The Committee shall have discretion to establish reasonable administrative procedures and allocation rules as it deems necessary to maintain the records of each Participant’s Accounts.

9.3
ADJUSTMENTS TO NUMBER OF PHANTOM SHARES.  If Frozen Food Express Industries, Inc. shall (i) declare a dividend or make a distribution on its outstanding shares of common stock in additional shares of stock,  (ii) subdivide or reclassify the outstanding shares of stock into a greater number of shares of stock, or (iii) combine or reclassify the outstanding shares of stock into a lesser number of shares of stock, then the number of a Participant’s Phantom Shares shall be adjusted immediately after the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification, so that such number is increased or decreased as appropriate, in the sole discretion of the Committee, to reflect such event.

9.4
INTERIM VALUATIONS.  If it is determined by the Committee that the Phantom Share value as of any date on which distributions are to be made differs materially from the Phantom Share value on the last day of the prior calendar quarter upon which the distribution is to be based, the Committee, in its discretion, shall have the right to designate any date in the interim as a valuation of the Phantom Shares, for the purpose of revaluing the Phantom Shares so that the Account from which the distribution is being made will, prior to the distribution, reflect its share of such material difference in value.

9.5
ACCOUNTING FOR DISTRIBUTIONS.  As of the date of any distribution under the Plan to a Participant or his or her Beneficiary or Beneficiaries, such distribution shall be charged to the applicable Participant’s Account.  The Participant’s Account is valued based upon the investment funds’ or Phantom Shares’ most recent valuation as determined in accordance with this Article IX.

ARTICLE X

VESTING

10.1
NONQUALIFIED SAVINGS CONTRIBUTIONS AND NONQUALIFIED EXCESS CONTRIBUTIONS.  A Participant shall always be one hundred percent (100%) vested in amounts credited to his or her Nonqualified Savings Contribution Account and Nonqualified Excess Contribution Account.

10.2
NONQUALIFIED EMPLOYER MATCHING CONTRIBUTIONS.  A Participant shall always have the same vesting percentage in his or her Nonqualified Employer Matching Contribution Account as he or she has in his or her Employer Contribution Account under the Savings Plan.  A Participant's Nonqualified Employer Matching Contribution Account shall be one hundred percent (100%) vested immediately prior to a Change in Control (as defined in Section 11.6) of Frozen Food Express Industries, Inc.

10.3
NONQUALIFIED EMPLOYER DISCRETIONARY CONTRIBUTIONS.  A Participant shall always have the same vesting percentage in his or her Nonqualified Employer Discretionary Contribution Account as he or she has in his or her Employer Contribution Account under the Savings Plan.  A Participant's Nonqualified Employer Discretionary Contribution Account shall be one hundred percent (100%) vested immediately prior to a Change in Control (as defined in Section 11.3) of Frozen Food Express Industries, Inc.

ARTICLE XI

PAYMENTS OF BENEFITS

11.1
PAYMENT OF BENEFITS.  Prior to January 1, 2008, a Participant shall have executed a Participant Enrollment and Election Form, as required by Section 3.1.  The terms of the election form shall provide that the Participant agrees to accept a reduction in Compensation and shall require the Participant to make certain elections regarding the timing and form of payment of his benefit under this Plan.  Except as provided in Section 11.1(D), the Participant’s elections regarding the timing and form of payment shall be irrevocable.

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(A)	TIME OF PAYMENT. The benefit payable under this Plan shall be distributed upon the occurrence of such event as the Participant has elected from the following alternatives (the "Distribution Date(s)"):

(1)	One (1) or more specified dates in the future;

(2)	The Participant's attainment of a specified age(s); or

(3)	The Participant's Termination of Employment.

Notwithstanding the above, the Participant's benefit shall be payable upon the death or Disability of the Participant.  Any death benefit payable under the Plan shall be payable to the Participant’s Beneficiary.  If the Participant elects more than one Distribution Date, he will also be required to designate the percentage of his Account balance that shall be distributed on each Distribution Date.

(B)
PAYMENTS UPON TERMINATION OF EMPLOYMENT OF SPECIFIED EMPLOYEES.Notwithstanding any other provision of the Plan to the contrary, if a payment is made upon Termination of Employment (not by reason of death or Disability) of a Participant who is a Specified Employee (as defined in Code Section 409A(a)(2)(B)(i)) on the date of Termination, such Participant’s distribution may not commence earlier than six (6) months and one (1) day following the date of his or her Termination of Employment (or if earlier, upon his death). If it is determined that compliance with Section 409A of the Code necessitates distribution on a date certain, such distribution shall be made, or begin to be made, on the date that is the first business day after the six-month anniversary of the date of Termination of Employment.  The provisions of this Section 11.1(B) shall apply only if any of the Company’s stock is publicly traded on an established securities market upon the date of Termination of Employment.

(C)	FORM OF PAYMENT. Payment of the nonforfeitable portion of the benefits credited to each Participant's Account shall be made in such form as the Participant has elected from the following alternatives:

(1)	In a lump sum;

(2)
In monthly, quarterly or annual periodic payments for a specified number of years, not in excess of ten (10), where each payment shall be a fraction of the Participant's Account balances as of the Valuation Date immediately prior to the date each payment is to be made, and where such fraction for each payment shall be one (1) divided by the number of payments remaining (including the current payment), and in which event the unpaid balance shall continue to be adjusted until it is distributed in full;  or

(3)	In a combination of the methods specified in Sections 11.1(C)(1) and (2).

The payment of the benefit due under the Plan shall begin as soon as administratively feasible, but in no event later than the sixtieth (60th) day following the Participant's Distribution Date, death or Disability.  Benefit payments payable under this Plan shall be distributed in cash (for accounts deemed invested in investment funds) and/or shares of common stock of Frozen Food Express Industries, Inc. (for accounts deemed invested in Phantom Shares).

(D)
SUBSEQUENT ELECTIONS REGARDING TIMING AND/OR FORM OF PAYMENT.  A Participant may make a subsequent election regarding the timing and/or form of payment of his benefit by completing a new Participant Enrollment and Election Form;  provided, however, that a modification of a Participant’s previous election related to the form of distribution of his or her benefit is ineffective unless all of the following requirements are satisfied:

(a)	Such modification may not be effective for at least twelve (12) months after the date on which the modification is filed with the Committee;

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(b)
Except in the case of modifications relating to distributions on account of death, Disability or an unforeseeable emergency (as defined in Section 11.2), the modification must provide that payment will not commence for at least five (5) years from the date payment would otherwise have been made or commenced under the Participant’s prior payment election; and

(c)
A modification related to distribution to be made at a specified time or under a fixed schedule may not be made less than twelve (12) months prior to the date of the first otherwise scheduled payments.

11.2
HARDSHIP WITHDRAWALS.  A Participant may apply to the Committee to receive a distribution from his Account (hereinafter called a "Hardship Withdrawal"), which the Committee may approve in its sole discretion if it determines that the Participant has an unforeseeable emergency as hereinafter defined.  No Hardship Withdrawal shall be in an amount greater than the lesser of (i) the amount needed to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, and (ii) the balance of the Participant's Account on the date of such Hardship Withdrawal.  An unforeseeable emergency is defined as a severe financial hardship resulting from an illness or accident of the Participant, the Participant’s spouse, or of a dependent (as defined in Code Section 152(a)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. A distribution on account of unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, or by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship.  Distributions because of unforeseeable emergency must be limited to the amount reasonably necessary to satisfy the emergency need, which may include amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated from the distribution.

11.3
PAYMENT UPON CHANGE IN CONTROL.  Notwithstanding any other provision of this Plan, a Participant's Account shall be distributed to the Participant in a cash lump-sum within sixty (60) days after a Change in Control of Frozen Food Express Industries, Inc.

11.4	LOANS. No loans are permitted by the Plan.

11.5
PAYMENT UPON TERMINATION OF THE PLAN.  If the Plan is terminated pursuant to the provisions of Article XIV. hereof, the Committee shall cause the Employer to pay to all Participants all of the vested amounts then standing to their credit, in accordance with the applicable provisions of Article XIV.

ARTICLE XII

THE COMMITTEE

12.1
COMMITTEE.  The Committee shall administer, construe, and interpret the Plan and shall determine, subject to the provisions of the Plan in a manner consistent with the administration of the Savings Plan, the Eligible Employees who become Participants in the Plan from time to time and the amount, if any, due a Participant (or his or her Beneficiary) under this Plan.  No member of the Committee shall be liable for any act done or determination made in good faith.  No member of the Committee who is a Participant in this Plan may vote on matters affecting his or her personal benefit hereunder, but any such member shall otherwise be fully entitled to act in matters arising out of or affecting this Plan notwithstanding his or her participation herein.  In carrying out its duties herein, the Committee shall have discretionary authority to exercise all powers and to make all determinations, consistent with the terms of the Plan, in all matters entrusted to it, and its determinations shall be given deference and shall be final and binding on all interested parties.

ARTICLE XIII

ADMINISTRATION

13.1
ADMINISTRATIVE AUTHORITY.  Except as otherwise specifically provided herein, the Committee shall have the sole responsibility for and the sole control of the operation and administration of the Plan, and shall have the power and authority to take all actions and to make all decisions and interpretations which may be necessary or appropriate in order to administer and operate the Plan Plan, including, without limiting the generality of the foregoing, the power, duty, and responsibility to:

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(A)
Resolve and determine all disputes or questions arising under the Plan, including the power to determine the rights of Eligible Employees, Participants, and Beneficiaries, and their respective benefits, and to remedy any ambiguities, inconsistencies, or omissions in the Plan.

(B)	Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan.

(C)	Implement the Plan in accordance with its terms and the rules and regulations adopted as above.

(D)	Make determinations with respect to the eligibility of any Eligible Employee as a Participant and make determinations concerning the crediting and distribution of Plan Accounts.

(E)
Appoint any persons or firms, or otherwise act to secure specialized advice or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan, and the Committee shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon the advice or opinion of such firms or persons.  The Committee shall have the power and authority to delegate from time to time by written instrument all or any part of its duties, powers, or responsibilities under the Plan, both ministerial and discretionary, as it deems appropriate, to any person or committee, and in the same manner to revoke any such delegation of duties, powers, or responsibilities.  Any action of such person or committee in the exercise of such delegated duties, powers, or responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Committee.  Further, the Committee may authorize one or more persons to execute any certificate or document on behalf of the Committee, in which event any person notified by the Committee of such authorization shall be entitled to accept and;  conclusively rely upon any such certificate or document executed by such person as representing action by the Committee until such third person shall have been notified of the revocation of such authority.

13.2
UNIFORMITY OF DISCRETIONARY ACTS.  Whenever in the administration or operation of the Plan discretionary actions by the Committee are required or permitted, such actions shall be consistently and uniformly applied to all persons similarly situated, and no such action shall be taken which shall discriminate in favor of any particular person or group of persons.

13.3
LITIGATION.  Except as may be otherwise required by law, in any action judicial proceeding affecting the Plan, no Participant or Beneficiary shall be entitled to any notice or service of process, and any final judgment entered in such action shall be binding on all persons interested in, or claiming under, the Plan.

13.4
PAYMENT OF ADMINISTRATION EXPENSES.  All expenses incurred in the administration and operation of the Plan, including any taxes payable by the Participating Employers in respect of the Plan  shall be paid by the Participating Employers.

13.5	CLAIMS PROCEDURE.

(A)
Notice of Claim.  Any Eligible Employee or beneficiary, or the duly authorized representative of an Eligible Employee or beneficiary, may file with the Committee a claim for a benefit hereunder.  Such a claim must be in writing on a form provided by the Committee and must be delivered to the Committee, in person or by mail, postage prepaid.  Within ninety (90) days after the receipt of such a claim, the Committee shall send to the claimant, by mail, postage prepaid, a notice of the granting or the denying, in whole or in part, of such claim, unless special circumstances require an extension of time for processing the claim.  In no event may the extension exceed ninety (90) days from the end of the initial period.  If such an extension is necessary, the claimant will be given a written notice to this effect prior to the expiration of the initial ninety (90) day period.  The Committee shall have full discretion to deny or grant a claim in whole or in part in accordance with the terms of the Plan.  If notice of the denial of a claim is not furnished in accordance with this Section, the claim shall be denied and the claimant shall be permitted to exercise his or her right to review pursuant to Sections 13.5(c) and 13.5(d) of the Plan, as applicable.

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(B)	Action on Claim. The Committee shall provide to every claimant who is denied a claim for benefits a written notice setting forth, in a manner calculated to be understood by the claimant:

(1)	The specific reason or reasons for the denial;

(2)	A specific reference to the pertinent Plan provisions on which the denial is based;

(3)	A description of any additional material or information necessary of the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4)	An explanation of the Plan's claim review procedure.

(C)
Review of Denial.  Within sixty (60) days after the receipt by a claimant of written notification of the denial (in whole or in part) of a claim, the claimant or the claimant's duly authorized representative, upon written application to the Committee, delivered in person or by certified mail, postage prepaid, may review pertinent documents and may submit to the Committee, in writing, issues and comments concerning the claim.

(D)
Decision on Review.  Upon the Committee's receipt of a notice of a request for review, the Committee shall make a prompt decision on the review and shall communicate the decision on review in writing to the claimant.  The decision on review shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision and specific references to the pertinent provisions on which the decision is based.  The decision on review shall be made not later than sixty (60) days after the Committee's receipt of a request for a review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered not later than one hundred twenty (120) days after receipt of the request for review.  If an extension is necessary, the claimant shall be given written notice of the extension by the Committee prior to the expiration of the initial sixty (60) day period.  If notice of the decision on review is not furnished in accordance with this Section, the claim shall be denied on review.

13.6
LIABILITY OF COMMITTEE, INDEMNIFICATION.  To the extent permitted by law, the Committee shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his or her own bad faith or willful misconduct.

13.7	EXPENSES. The cost of the establishment of the Plan and its adoption by Participating Employers, including but not limited to legal and accounting fees, shall be borne by the Participating Employers.

13.8
TAXES.  All amounts payable hereunder shall be reduced by any and all Federal, state, and local taxes imposed upon an Eligible Employee or his or her beneficiary which are required to be paid or withheld by Participating Employers.  The determination of Participating Employers regarding applicable income and employment tax withholding requirements shall be final and binding on the Eligible Employee.

13.9
ATTORNEY'S FEES.  The Participating Employers shall pay the reasonable attorney's fees incurred by any Eligible Employee in an action brought against a Participating Employer to enforce such Eligible Employee's rights under the Plan, provided that such fees shall only be payable in the event that the Eligible Employee prevails in such action.

13.10
PLAN STATUS.  This Plan is intended to be "a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of Sections 201(2) and 301(a)(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") and shall be interpreted and administered in a manner consistent with that intent.  Participants have the status of general unsecured creditors of the Company and the Plan constitutes a mere promise by the Company to pay benefit payments in the future.  A participant's right to benefit payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the participant or the participant's beneficiary.

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ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1	GOVERNING LAW. The Plan shall be governed by and construed in accordance with the laws of the State of Texas, except to the extent that federal law preempts it application.

14.2	NO EMPLOYMENT GUARANTEE. Nothing in the Plan shall be construed as an employment contract or a guarantee of continued employment with a Participating Employer.

14.3
COUNTERPART EXECUTION.  The Plan may be executed by the Participating Employers in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

14.4
AMENDMENT;  TERMINATION.  The Board of Directors of the Company shall have the power and right from time to time to modify or amend the Plan, provided that no such change may deprive a Participant of the amounts allocated to his or her Account or be retroactive in effect to the prejudice of any Participant, and no such amendment shall cause the Plan to fail to comply with the provisions of Code Section 409A.  The Board of Directors of the Company may terminate the Plan upon occurrence of any one of the following:

(A)
Within twelve (12) months of the Company’s dissolution taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross income in the latest of:

(1)	The calendar year in which the Plan termination occurs;

(2)	The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(3)	The first calendar year in which the payment is administratively practicable.

(B)
Within the thirty (30) days preceding or the twelve (12) months following a Change in Control;  provided that this paragraph will only apply to a payment if all agreements, methods, programs, and other arrangements sponsored by the Company immediately after the time of the Change in Control with respect to which deferrals of compensation are treated as having been deferred under a single plan under §1.409A-1(c)(2) are terminated and liquidated with respect to each Participant that experienced the Change in Control, so that under the terms of the termination and liquidation all such Participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within twelve (12) months following the date the Company irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements.

(C)	At the discretion of the Company, provided that all of the following requirements are satisfied:

(1)	The termination and liquidation does not occur proximate to a downturn in the Company’s financial health;

(2)	All arrangements sponsored by the Company that would be aggregated with the Plan under Section 1.409A-1(c) if the same Participant participated in all of the arrangements are terminated;

(3)
No payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan and the other arrangements;

(4)	All payments are made within twenty-four (24) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan and the other arrangements; and

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(5)
The Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under Section 1.409A-1(c) if the same Participant participated in both arrangements, at any time within three  (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

(D)	Such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

14.5
CODE SECTION 409A COMPLIANCE.  The Plan shall be administered in accordance with the requirements of Code Section 409A and the regulatory guidance issued under such provision.  The Company reserves the right to further amend the Plan to whatever extent it deems necessary or appropriate to comply with Code Section 409A.

14.6
ADOPTION BY PARTICIPATING EMPLOYERS.  Any Affiliate may, by resolution of its board of directors, adopt the Plan for its Eligible Employees, and thereby, from and after the effective date specified in such resolution, become a Participating Employer.  It shall not be necessary for the Participating Employer to execute the Plan.  The administrative powers and control of the Company, as provided in the Plan, including the right of amendment and of appointment and removal of the Committee, shall be the sole right of the Company and shall not be diminished by reason of the participation of any Participating Employer.  Any Participating Employer may withdraw from the Plan at any time.  Separate records shall be kept as to each Participating Employer.

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IN WITNESS WHEREOF, FFE TRANSPORTATION SERVICES, INC. has caused this Plan to be executed by its duly appointed officers on this 29th day of February, 2008, to be effective January 1, 2008.

FFE TRANSPORTATION SERVICES, INC.
By: /s/ Soney M. Stubbs, Jr. Print Name: Stoney M. Stubbs, Jr. Date: 2/29/08

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